Exhibit (p)(4)

Introduction
Aspiration Financial, LLC (“Aspiration”) has approved and adopted this Distributor Code of Ethics (the “Code”) as it relates to its business of acting as a distributor of investment companies organized under the Investment Company Act of 1940.  This Code sets forth the standards of business conduct to which all of Aspiration’s Covered Persons are subject.
Who is Covered by the Code
This Code applies to all Registered Representatives Aspiration or other personsas determined by Aspiration’s Chief Compliance Officer (“CCO”) (hereinafter “Covered Persons”) actively involved in the functions the Firm performs as distributor of Investment Companies organized under the Investment Company Act of 1940. It is the responsibility of each Covered Person to immediately report to Aspiration’s CCO, any known or suspected violations of this Code, Aspiration’s Written Supervisory Procedures, or of any other activity of any Covered Person or consultant that could constitute a violation of law.  If you are aware of any activity in this regard, you should contact the CCO immediately.  Failure to report a potential violation could result in disciplinary action against the non-reporting Covered Person.  Aspiration will ensure that Covered Persons are not subject to retaliation in their employment as a result of reporting a known or suspected violation.
Things You Need to Know to Use this Code
Covered Persons subject to this Code of Conduct are also covered by the Code of Conduct of Aspiration Fund Adviser, LLC, an affiliated of Aspiration.
The CCO has the authority to grant written waivers of the provisions of this Code in appropriate instances.  However, (i) it is expected that waivers will be granted only in rare instances and, (ii) some provisions of the Code are prescribed by SEC rules and cannot be waived.  These provisions include, but are not limited to, the requirements that Access Persons file reports and obtain pre-approval of investments in IPOs and Limited Offerings.
The CCO will review the terms and provisions of this Code at least annually and make amendments as necessary.  Any amendments to this Code will be provided to you.
Compliance with the Federal Securities Laws
Covered Persons are required to comply with applicable federal securities laws at all times.  Examples of applicable federal securities laws include:
•	the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the SEC rules thereunder
•	the Investment Advisers Act of 1940 and the SEC rules thereunder
•	the Investment Company Act of 1940 and the SEC rules thereunder
•	title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of Client non-public information)
•	the Bank Secrecy Act, as it applies to mutual funds and investment Advisers, and the SEC and Department of the Treasury rules thereunder
Conflicts of Interest
Personal Conflicts

All Covered Persons must avoid establishing financial interests or outside affiliations which may create a conflict, or appear to create a conflict, between the Covered Person’s personal interests and the interests of Aspiration or its Clients.  A potential conflict of interest exists whenever a Covered Person has a direct financial or other personal interest in any transaction or proposed transaction involving Aspiration or any of its Clients.  A conflict of interest may also exist where the Covered Person has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the Covered Person has a friendship or other personal relationship.
In such situations, Covered Persons must disclose the conflict to the CCO and recuse themselves from the decision-making process with respect to the transaction in question and from influencing or appearing to influence the relationship between Aspiration or any of its Clients and the customer involved.  Covered Persons may not use non-public knowledge of a pending or currently considered securities transaction for a Client to profit personally, directly or indirectly, as a result.
Conflict of Interest between Aspiration and a Client
In certain instances, Aspiration’s relationship with a Client may require Aspiration to place the Client’s interest above its own interests.  If a Covered Person becomes aware of a situation where Aspiration’s pursuit of its own interests in a transaction appears to conflict with its obligations to a Client, he or she should bring the situation to the immediate attention of the CCO.
The Appearance of a Conflict of Interest Must Be Avoided
All Covered Persons are expected to be objective in making business decisions and to consider any improper interest or influence that could arguably impair that objectivity.  In determining whether there is an appearance of conflict, each Covered Person should determine whether a reasonable, disinterested observer (i.e., investor, supplier, broker, an acquaintance, examiner or a government representative) would have any grounds to believe:
•	That Aspiration was serving its own interests or one Client’s interests at the expense of another
•
That business with Clients or Aspiration was done on the basis of friendship, family ties, the giving and receiving of gifts, or to curry favor with some specific entity or individual rather than on the merits

If a Covered Person’s participation in a decision-making process would raise the appearance of conflict of interest, the Covered Person should inform his or her manager immediately.
Outside Business Activities
All Covered Person board memberships, advisory positions, trade group positions, management positions, or any involvement with public companies must be fully disclosed and submitted for prior approval to the CCO, with the exception of purely charitable or civic involvements which do not impinge on the Covered Person’s work commitment to Aspiration.  Approval must be obtained through the CCO and will ordinarily require consideration by senior management of Aspiration.  Aspiration can deny approval for any reason.  This prohibition does not apply to service as an officer or board member of any parent, subsidiary or affiliate of Aspiration.
Preferential Treatment
Covered Persons must make investment decisions, undertake commitments, and perform their duties and obligations without favoritism of any kind and award business or contracts strictly on the basis of merit.  A Covered Person should not actively seek nor accept a discount on any item for personal use from a business contact.  If such a person extends preferential treatment (for example, offers a discount) to a Covered Person in a personal transaction, the Covered Person must have the preferential treatment pre-approved by the CCO before proceeding with the transaction.

Borrowing
Covered Persons should borrow only from reputable organizations that regularly lend money.  Borrowing from relatives, however, is not subject to restriction.  If a Covered Person borrows from any financial institution, the loan must not involve favored treatment of any kind based upon their employment with Aspiration.
Gifts and Gratuities
No Covered Person may accept or receive on their own behalf or on behalf of Aspiration any gift or other accommodation which has a value in excess of a de minimis amount (currently $100) from any vendor, broker, public company, securities salesman, Client or prospective Client (a “business contact”).  No Covered Person may accept cash gifts or cash equivalents from any such person.  This prohibition applies equally to gifts to members of the Family/Household of a Covered Person.  Any gifts or accommodations in excess of the de minimis amount must be submitted to the CCO for prior approval.  The CCO will maintain documentation of all such requests and resulting approvals or denials. Any gifts or accommodations in excess of $100 amount must be recorded on the Aspiration Gift Log and submitted to the recipient’s supervisor for approval.
No Covered Person may give on their own behalf or on behalf of Aspiration any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient.  These policies are not intended to prohibit normal business entertainment.
All gifts, given and received, must be reported to Aspiration’s CCO.
Entertainment and Meals
Payment for entertainment or meals where the Covered Person is not accompanied by the person purchasing the entertainment or meals is considered a gift, subject to the rules discussed above.  Acceptance of meals and entertainment where the host is present is generally permitted.  However, the acceptance of particularly lavish entertainment or entertainment with excessive frequency is generally inappropriate and should be refused.  Entertainment in poor taste or that adversely reflects on the morals or judgment of the individuals attending the event is considered inappropriate and also should be refused.  Individuals involved in the purchase of equipment, supplies, and services may not accept entertainment or meals from a vendor or potential vendor except if business is to be discussed.  Finally, under no circumstances should entertainment be accepted which may affect or be construed to affect any future dealing with that person.
Standards of Business Conduct
General
Covered Persons are expected to conduct themselves at all times in a manner consistent with the highest professional standards.  Each Covered Person accordingly must devote his or her attention and skills to the performance of his or her responsibilities and avoid activities that interfere with that responsibility or that are detrimental to Aspiration and its reputation.
Communications with Clients
All communications with Clients, whether verbal or written, must convey information clearly and fairly. Covered Persons must comply with Aspiration’s policies and procedures regarding Advertising and Performance Reporting.  Exaggerated, unwarranted or misleading statements or claims are prohibited.

Disclosure of Confidential Information
In the course of conducting business, Covered Persons may become privy to confidential information about Aspiration, its present and prospective Clients, and Reportable Fund agents.  It is a violation of this Code and in some cases may be a violation of law, for any Covered Person to disclose to anyone other than another Covered Person any confidential information obtained while in the course of conducting business on behalf of Aspiration.  Disclosure to other Covered Persons should be made only when and to the extent necessary to further the legitimate business purposes of Aspiration.  Covered Persons may not use any such information in connection with their personal investments or investments of others subject to their control.
Client and Investor Information
Clients and investors in the parent of Aspiration have the right to expect Aspiration and its Covered Persons to treat information concerning their business dealings in the strictest confidence.  Accordingly, no one may divulge investor confidences except in accordance with Aspiration’s privacy policy and unless the party to whom a disclosure is made is legitimately entitled to the information (i.e., needs to know the information in furtherance of the investor’s business) or the investor gives prior consent to the disclosure.  Any such prior consent should be documented in advance of disclosure.
Company Information
Confidential information about Aspiration, its parent or other affiliated companies, that is obtained by an Covered Person, including its Clients, products, processes, financial condition, plans, patents, or licenses may not be disclosed to persons outside of the organization, except with the approval of senior management and to further the legitimate business purposes of Aspiration.
Discretion should always be used when handling confidential Client information or company information, and such information should never be disseminated to an unauthorized person.  Covered Persons are reminded that when it is necessary to carry sensitive information off Aspiration’s premises, they should take appropriate care for its security.  Specifically, Covered Persons should avoid casually displaying documents or engaging in confidential business conversations in public places, including, but not limited to, elevators, hallways, restrooms, airports, and in public transportation.  Covered Persons who take documents or computer files off the premises to work at home should return all such materials to Aspiration upon completion of the particular at home project.  Any questions about the confidential nature of information or whether confidential information may be disclosed should immediately be referred to the CCO.
Corporate Assets
All information, products and services connected to or generated by Aspiration as a business are considered corporate assets to which Aspiration has ownership rights.  Corporate property utilized or developed by Covered Persons during their employment, including, but not limited to, files, analysis, reference materials, reports, written or e-mail correspondence, trade secrets, Client lists, strategies, computer hardware and software, data processing systems, computer programs and databases, remains exclusively Aspiration’s property both during employment and after the Covered Person leaves Aspiration.  Accordingly, all Covered Persons are expected to protect Aspiration’s ownership or property including all information, products, and services and to return all information to Aspiration at the termination of employment.
Further, Covered Persons are prohibited from misusing Aspiration’s corporate assets (including use of assets for a non-business purpose, theft, inflation of expenses, etc.) and from misusing or removing those assets from the premises upon leaving Aspiration.  Before beginning employment with Aspiration, each Covered Person should give his or her manager a copy or any non-competition, non-disclosure or non-pirating agreement by which the Covered Person is bound at the time of hiring. Any questions about this requirement should be raised with senior management.

Money Laundering
In connection with Aspiration’s Anti-Money Laundering Policies and Procedures, every Covered Person bears responsibility for recognizing suspicious transaction or investor activity that may constitute money laundering (including the structuring of deposits) and that may involve proceeds from unlawful activities such as drug trafficking or racketeering.  In particular, Covered Persons should be aware that even the simple receipt of funds, including through wire transfers, which are derived from illegal activities can subject them to prosecution for money laundering.  Any suspicious deposit or customer activity which causes a Covered Person concern about the source of an investor’s funds should be promptly reported to the CCO.
Bribery
Under federal law, it is illegal for Aspiration or any Covered Person to pay, offer to pay, or authorize a payment of any money or other thing of value to:
•	an official of a local, state, federal or foreign government or an agency of a local, state, federal or foreign government
•	a political party or official thereof, or a candidate for political office
•	any other person the payor knows or has reason to know will pay or give the money or value to those listed above
•
Where the purpose is to influence the recipient to take or refrain from taking any official action or to induce the recipient to use his or her influence to affect governmental action to obtain, retain, or direct business for Aspiration, offering or making any such remuneration or consideration to a domestic or foreign government official, political party or candidate for political office is strictly prohibited.  All Covered Persons must immediately report all invitations to accept a bribe or any proposal or suggestion of a similar illegal nature to the CCO.

Restrictions on Personal Trading Activity
General Policy
No Covered Person shall, in connection with the direct or indirect purchase or sale of a Security “held or to be acquired”:
•	employ any device, scheme or artifice to defraud
•	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading
•	engage in any act, practice or course of business that operates or would operate as fraud or deceit
•	engage in any manipulative practice

Prohibition Against Insider Trading
As further detailed within Aspiration’s Written Supervisory Procedures, Covered Persons and the members of their Family/Household are prohibited from engaging in, or helping others engage in, insider trading.  Generally, the “insider trading” doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:
•	trading while in possession of material, nonpublic information

•	communicating (“tipping”) such information to others
•	recommending the purchase or sale of securities on the basis of such information
•	providing substantial assistance to someone who is engaged in any of the above activities
This means that Covered Persons and members of their Family/Household may not trade with respect to a particular security or issuer at a time when that person knows or should know that he or she is in possession of material nonpublic information about the issuer or security.  Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities.  Material information can also relate to events or circumstances affecting the market for a company’s securities such as information about an expected government ruling or regulation that can affect the business of a company in which the Fund may invest.  Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services).  Please refer to Aspiration Written Supervisory Procedures for a full description of permissible and prohibited activities.
IPOs
Covered Persons are prohibited from purchasing shares of a company during its Initial Public Offer (IPO). All trades must occur after a company’s IPO has been completed and the shares are traded on the secondary market.
Restrictions on Personal Securities Transactions
Except as otherwise described herein, Covered Persons who are Access Persons of Aspiration Fund Adviser, LLC must comply with the Restrictions on Personal Securities Transactions by Access Persons and Pre-Clearance. Reporting Requirements & Procedures, Initial and Annual Holdings Reports, and Quarterly Transaction Report requirements found in the Code of Ethics of Aspiration Fund Adviser, LLC, an affiliate of Aspiration.